Exhibit 10.35

AMENDMENT

No 1

to

CREDIT AGREEMENT

Between

Schaublin S.A.

Delémont

(hereinafter referred to as the «Borrower» or «Schaublin»)

and

CREDIT SUISSE

(hereinafter referred to as the «Bank»)

Dated 8, November 2004

Whereas the Borrower has requested the Bank for various amendments to the original credit agreement, dated December 8, 2003, and

Whereas the Bank is prepared to approve the amendment requests as stated below under the corresponding clauses of the credit agreement. All terms and conditions not specifically mentioned in this amendment agreement will remain in place as agreed in the Credit Agreement between Credit Suisse and Schaublin SA, dated December 8, 2003.

The Borrower and the Bank agree on the following amendments:

1.2                               Amounts and Commitments

The Bank has agreed to make available to the Borrower under the Facility B an amount not to exceed CHF 4’000’000,- (Swiss Francs four million and o/oo; previously Swiss Francs two million and o/oo).

3.3                               Margin

The applicable interest margin on Advances drawn under Facility A and B depends on the Debt Capacity Ratio.

The «Debt Capacity Ratio» is defined as senior bank debt divided by earnings before interests, taxes, depreciation and amortization («EBITDA») and is calculated on a consolidated basis, i.e. for Schaublin and all its subsidiaries. In the context of «Debt Capacity Ratio» the Senior Bank Debt is being defined as the amount due to the Bank as of the end of the measuring period, after giving effect to the principal payment due on such date.

Until receipt of the consolidated accounts of Schaublin as of March 31, 2005, the applicable interest margin shall be 2.00%. Thereafter, the applicable interest Margin shall be adjusted for all drawings on an annual basis as of July 1 of the respective year, based upon the annual consolidated accounts of Schaublin, according to the following pricing grid:

Debt Capacity Ratio:	Margin:

>2.75x	4.50%
>2.50x and < 2.75x	2.50%
>2.25x and < 2.50x	2.25%
>1.75x and < 2.25x	2.00%
>1.25x and < 1.75x	1.75%
>1.00x and < 1.25x	1.50%
< 1.00x	1.25%

7.3                               Specific Undertakings

The specific undertakings requested are amended as follows:

Schaublin agrees that until all of its and its subsidiaries’ liabilities under the Credit Agreement have been discharged and no commitment is outstanding:

(a)          it will remit annual audited accounts of Schaublin, including a covenant compliance certificate pursuant to Clause 7.3.(d) hereafter, within 120 days after the end of each financial year;

(b)         it will remit annual audited accounts of Schaublin Holding within 120 days after the end of each financial year;

(c)          it will remit semi-annual consolidated financial key figures of Schaublin SA and its subsidiaries, including a covenant compliance certificate pursuant to Clause 7.3.(d) hereafter, within 90 days after the end of each financial semester. These consolidated financial key figures shall contain at least (1) revenues, (2) order backlog, (3) EBITDA, (4) total debt, and (5) all other relevant figures to calculate the financial covenants;

(d)         it will remit on a semi-annual basis a covenant compliance certificate, as defined hereafter in Annex C, showing a detailed calculation of each financial covenant and signed by the Chief Financial Officer of Schaublin;

(e)          it will remit annual audited accounts of all its subsidiaries 120 days after the end of each financial year;

(f)            it will remit annual consolidated budgets of Schaublin and its subsidiaries and a restated three-year business plan with key financial projections within 30 days after their completion, but no later than April 30 of each year;

(g)         it represents and warrants that it has no knowledge of any past, present or future fact related to the environment, health and safety, which could materially affect it and/or any of its subsidiaries in a negative way.

SIGNED on behalf of each of the parties:

Delémont, 8, November 2004

The Bank:

CREDIT SUISSE	/s/ Claude Saucy	/s/ Philippe Gay-Crosier
	Claude Saucy	Philippe Gay-Crosier
The Borrower:

Schaublin S.A.	/s/ Michael S. Gostomski

Third Party:

Schaublin Holding SA	/s/ Michael S. Gostomski

Minimum Net Worth

Consolidated Share Capital
+ Consolidated Reserves
+ Consolidated Retained Earnings
+ Subordinated shareholder loans
Net Worth

Covenant Minimum

Maximum Debt Capacity Ratio

Consolidated Senior Bank Debt “A”
Consolidated EBITDA (as determined in i) above) “B”

Maximum Debt Capacity Ratio (“A” divided by “B”)

Covenant Maximum

Minimum Inventory Turnover Rate

Cost of Goods sold “A”
Inventory “B”

Minimum Inventory Turnover Rate (“A” divided by “B”)

Covenant Minimum	1.00x

Schaublin SA

(Name, Title)

(Date)

ANNEX C

COMPLIANCE CERTIFICATE

The undersigned officer of Schaublin SA hereby certifies that he is the Chief Financial Officer of Schaublin SA, and that as such he is authorized to execute this compliance certificate required to be furnished pursuant to the Credit Agreement, dated December 8, 2003, and to the Amendment No 1, dated November 08, 2004, and further certifies that:

Attached hereto is a copy of the Borrower’s consolidated semi-annual statements for the period ending [                      ], which contains the consolidated balance sheet and the related consolidated statements of income and cash flows of Schaublin and all of its subsidiaries, setting forth in each case in comparable form the figures for the previous year (collectively the “Financial Statements”).

The Financial Statements are complete and correct in all material respects and were prepared in reasonable detail and in accordance with the Generally Accepted Accounting Principles (FER or International Financial Reporting Standards – IFRS) applied consistently throughout the periods reflected therein.

The undersigned has no knowledge of any Default or Event of Default.

The following calculations as of [                        ] support the statement made in paragraph 3 above with respect to the Credit Agreement.

Minimum Interest Coverage Ratio

Total Interest Expenses
- Total Interest Income
Total Net Interest Expenses “B”

Consolidated Net Income
+ Taxes
+ Total Net Interest Expenses “B”
./. Extraordinary Non-operating Items
EBIT
+ Amortization of Goodwill
+ Depreciation
EBITDA “A”

Minimum Interest Coverage Ratio (“A” divided by “B”)

Covenant Minimum	7.50x